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                                                                      Exhibit 11

                       Horace Mann Educators Corporation
                      Computation of Net Income per Share
        For the Three and Nine Months Ended September 30, 1999 and 1998
                 (Amounts in thousands, except per share data)
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
                                                     Three Months Ended     Nine Months Ended
                                                        September 30,          September 30,
                                                     -------------------    ------------------
                                                       1999       1998        1999      1998
                                                     ---------  --------    --------  --------
Basic - assumes no dilution:

Net income (loss) for the period                      $(5,458)  $24,933     $22,015   $63,040
                                                      -------   -------     -------   -------

Weighted average number of common
 shares outstanding during the period                  41,026    42,811      41,318    43,523
                                                      -------   -------     -------   -------

Net income (loss) per share - basic                   $ (0.13)  $  0.58     $  0.53   $  1.45
                                                      =======   =======     =======   =======

Diluted - assumes full dilution:

Net income (loss) for the period                      $(5,458)  $24,933     $22,015   $63,040
                                                      -------   -------     -------   -------

Weighted average number of common
 shares outstanding during the period                  41,026    42,811      41,318    43,523
Weighted average number of common
 equivalent shares to reflect the dilutive
 effect of common stock equivalent securities:
   Warrants                                                98        98          96        99
   Stock options                                          451       456         395       472
   Common stock units related to Deferred
     Equity Compensation Plan for Directors                66        46          66        46
   Common stock units related to Deferred
     Compensation Plan for Employees                        6         2           6         1
                                                      -------   -------     -------   -------

Total common and common equivalent shares
 adjusted to calculate diluted earnings per share      41,647    43,413      41,881    44,141
                                                      -------   -------     -------   -------

Net income (loss) per share - diluted                 $ (0.12)  $  0.57     $  0.53   $  1.43
                                                      =======   =======     =======   =======

Percentage of dilution compared
  to basic net income (loss) per share                    7.7%      1.7%        0.0%      1.4%
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